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                                                                    Exhibit 99.1

                ALZA Corporation Adopts Stockholder Rights Plan

MOUNTAIN VIEW, Calif., Dec. 20 /PRNewswire/ -- ALZA Corporation (NYSE: AZA -
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news) today announced that the company has adopted a Stockholder Rights Plan.
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The Stockholder Rights Plan has been put in place to assist ALZA's stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the company and to protect the company and its stockholders against coercive takeover tactics.

Under the Stockholder Rights Plan, a dividend of one Preferred Stock Purchase Right is being declared for each share of common stock outstanding at the close of business on January 5, 2000. No separate certificates evidencing the rights will be issued unless and until they become exercisable.

The rights generally will not become exercisable until a person or group acquires 15 percent or more of ALZA common stock in a transaction that is not approved in advance by the Board of Directors. In that event, each right will entitle the holder, other than the unapproved acquirer and its affiliates, to acquire, by payment of the then-applicable exercise price (initially $200, subject to adjustment) shares of ALZA common stock with a market value equal to two times the exercise price. In addition, if the rights were triggered by such a non-approved acquisition and the company were thereafter to be acquired in a merger in which all stockholders were not treated alike, stockholders with unexercised rights, other than the unapproved acquirer and its affiliates, would be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the rights.

The company's Board of Directors may redeem the rights for a nominal amount at any time prior to an event that causes the rights to become exercisable. The rights will expire on December 17, 2009.

ALZA Corporation, headquartered in Mountain View, Calif., is a research-based pharmaceutical products company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology and oncology.